Exhibit (ii)

Execution Copy

CONVERTIBLE BOND PURCHASE AGREEMENT

THIS CONVERTIBLE BOND PURCHASE AGREEMENT, dated as of September 29, 2009 (this “Agreement”), is entered into by and between ChipMOS TECHNOLOGIES (Bermuda) LTD., a company incorporated in Bermuda (the “Company”) and ThaiLin Semiconductor Corp. (the “Purchaser”, and together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company desires to sell to the Purchaser, and the Purchaser desires to purchase from the Company, a certain principal amount of the Company’s 8% Senior Convertible Bonds due 2014, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the mutual covenants contained herein and the mutual benefits to be derived therefrom, the Parties agree as follows:

Section 1. Purchase

1.1 The Transaction. On the terms and subject to the conditions of this Agreement, at the Closing (as defined below), the Purchaser hereby agrees to purchase from the Company and the Company hereby agrees to sell, transfer and deliver to the Purchaser a 8% Senior Convertible Bond due 2014 of the Company in the aggregate principal amount of $10,000,000.00 (the “Bond”) for a purchase price of $10,000,000.00 in cash (the “Purchase Price”).

1.2 Closing. The closing (the “Closing”) of the Transaction shall occur at the offices of K&L Gates LLP, 599 Lexington Avenue, New York, New York 10022, at 10:00 a.m. on October 21, 2009, or on such other Business Day (as defined below) as may be mutually agreed upon by the Parties (the “Closing Date”). “Business Day” means a day that in New York city and in Taipei, Taiwan is not a day on which banking institutions are authorized by law or regulation to close.

At the Closing, upon the receipt of the Purchase Price from the Purchaser, the Company shall issue to the Purchaser, in physical form, the Bond in the name of the Purchaser or such other nominee as the Purchaser may designate. Interest shall accrue on the Bond from the Closing Date.

1.3 Form of Bond; Defined Terms. The Bond shall be in the form annexed hereto as Exhibit A. All capitalized terms used herein but not defined shall have the meanings ascribed to them in the Bond.

Section 2. Conditions to Closing

The respective obligations of the Parties to consummate the Transaction hereunder shall be subject to the fulfillment, at or prior to the Closing, of the following conditions:

2.1 Representations and Warranties. The representations and warranties of each of the Parties shall be correct when made and at the time of the Closing.

2.2 Performance; No Default. The Parties shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by them prior to or at the Closing and, after giving effect to the issuance of the Bond, no Event of Default shall have occurred and be continuing.

2.3 W-8. The Purchaser shall have delivered to the Company a completed and executed IRS W-8 Form.

Section 3. Covenants, Representations and Warranties of the Company

The Company hereby covenants and represents and warrants to the Purchaser that:

3.1 Organization, Power and Authorization. The Company is a company validly existing and in good standing under the laws of Bermuda and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder and thereunder, and to consummate the Transaction contemplated hereby.

3.2 Reservation of Common Shares. The common shares, par value US$0.01 (the “Common Shares”), of the Company into which the Bond is convertible (the “Conversion Shares”) or which may be issued by the Company in lieu of Cash Interest or Make-Whole Amounts on the Bond (the “Interest Shares”), have been duly authorized and reserved by the Company for issuance in accordance with the terms of the Bond, and will be validly issued, fully paid and non-assessable, and upon such issuance, such Conversion Shares and Interest Shares will not be subject to any preemptive, participation, rights of first refusal or other similar rights.

3.3 Valid and Enforceable Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effect of applicable Bankruptcy Law, insolvency, reorganization, moratorium and other similar laws and court decisions of general application and other legal or equitable principles of general application relating to, limiting or affecting the enforcement of creditors’ rights generally.

3.4 Validity of Bond. The Bond has been duly authorized by the Company and, when executed and delivered to the Purchaser pursuant to the Transaction, the Bond will be a valid and binding obligation of the Company, enforceable in accordance with their terms, subject to the effect of applicable Bankruptcy Law, insolvency, reorganization, moratorium and other similar laws and court decisions of general application and other legal or equitable principles of general application relating to, limiting or affecting the enforcement of creditors’ rights generally, and the Bond will not be subject to any preemptive, participation, rights of first refusal and other similar rights. The Bond will constitute a direct, unconditional and unsubordinated obligations of the Company and will, at all times, rank at least pari passu with all other present and future unsubordinated obligations of the Company.

3.5 Compliance with Laws, Other Instruments, etc. The execution, delivery and performance by the Company of this Agreement and the Bond will not (assuming the accuracy of the representations and warranties of the Purchaser in Section 4 hereof) (i) contravene, results in any breach of, or constitute a default under, or result in the creation of any lien in respect of any property of the Company under any indenture, mortgage deed of trust, loan, purchase or credit agreement, lease corporate charter, bylaws or any other agreement or instrument to which the Company or its property is bound or affected, (ii) conflict with or result in a material breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator, regulator or governmental authority applicable to the Company, or (iii) violate any provision of any statute or other rule or regulation of any governmental authority or regulator applicable to the Company.

Section 4. Covenants, Representations and Warranties of the Purchaser

The Purchaser hereby covenants and represents and warrants to the Company that:

4.1 Power and Authorization. The Purchaser is duly organized, validly existing and in good standing under the jurisdiction of its organization, and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transaction contemplated hereby.

4.2 Valid and Enforceable Agreement; No Violations. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the effect of applicable Bankruptcy Law, insolvency, reorganization, moratorium and other similar laws and court decisions of general application and other legal or equitable principles of general application relating to, limiting or affecting the enforcement of creditors’ rights generally. The execution and delivery of this Agreement and the consummation of the Transaction will not violate, conflict with or result in a breach of or default under (i) the Purchaser’s organizational documents, (ii) any agreement or instrument to which the Purchaser is a party or by which the Purchaser or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Purchaser.

4.3 Purchaser Status. The Purchaser is a corporation with total assets in excess of US$5,000,000 that was not formed for the specific purpose of acquiring the Bond or Common Shares. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of participating in the Transaction and investing in the Bond and Common Shares. The Purchaser (i) has the ability to bear the economic risk of the Transaction and any investment in securities that may be issued thereunder, (ii) has adequate means of providing for its current and contingent needs, (iii) has no need for liquidity with respect to its investment in the Bond and the Common Shares, and (iv) is able to sustain a complete loss of its investment in the Bond and the Common Shares. The Purchaser is purchasing the Bond for its own account for investment and not with a view to distribution of the Bond and with no present intention of distributing or selling the Bond or any part thereof.

4.4 Restrictions on Transfer; Beneficial Ownership. The Purchaser acknowledges and agrees that the Bond and the Common Shares issuable thereunder have not been registered under the Securities Act, and they may not be offered, sold, pledged or otherwise transferred in the absence of such registration or an applicable exemption therefrom. The Purchaser and any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, the Purchaser, collectively beneficially own and will beneficially own as of the date of the closing of the Transaction (but without giving effect to the Transaction) less than 10% of the outstanding Common Shares of the Company.

4.5 Compliance with Laws, Other Instruments, etc. The Purchaser has not, directly or indirectly, and no person acting on behalf of or pursuant to any understanding with the Purchaser has, engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving any of the Company’s securities) since the time that such Purchaser was first contacted by either the Company or any other person regarding an investment in the Bond or the Company. The Purchaser covenants that neither it nor any person acting on its behalf or pursuant to any understanding with such Purchaser will engage, directly or indirectly, in any transactions in the securities of the Company (including Short Sales) prior to the time the transactions contemplated by this Agreement are publicly disclosed. “Short Sales” include, without limitation, all sales of securities of the Company which the Purchaser does not own or any sale which is consummated by the delivery of securities of the Company borrowed by, or for the account of, the Purchaser, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.

4.6 Adequate Information; No Reliance. The Purchaser acknowledges and agrees that (a) the Purchaser has been furnished with all materials it considers relevant to making an investment decision to enter into the Transaction and has had the opportunity to review the Company’s filings with the United States Securities and Exchange Commission (the “SEC”), including, without limitation, all filings made pursuant to the Exchange Act, (b) the Purchaser has had a full opportunity to ask questions of the Company and its representatives and to obtain from representatives of the Company such information as is necessary to permit it to evaluate the merits and risks of its investment in the Company, including in relation to its business, operations, financial performance, financial condition and prospects, and the terms and conditions of the Transaction, (c) the Purchaser has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Transaction and has made its own assessment therefor, and (d) the Purchaser is not relying, and has not relied, upon any statement, advice (whether legal, tax, financial, accounting or other), representation or warranty made by the Company or any of its affiliates or representatives including, without limitation, ING Bank N.V. and its affiliates, except for (i) the publicly available filings made by the Company with the SEC under the Exchange Act and (ii) the representations and warranties made by the Company in this Agreement.

4.7 Access. The Purchaser has had an opportunity to discuss the Company’s business, management and financial affairs with the Company’s management. The Purchaser has had full opportunity to seek the advice of independent counsel with respect to the Transaction and the tax risks and implications thereof.

Section 5. Indemnification

5.1 Purchaser Indemnification. The Purchaser acknowledges and understands the meaning of the representations and warranties made in this Agreement and hereby agrees to indemnify and hold harmless the Company and its respective predecessors, successors, direct or indirect subsidiaries and affiliates and its and their past and present shareholders, members (direct and indirect), managers, directors, officers, employees, agents, and representatives from and against any and all loss, costs, expenses, damages and liabilities (including, without limitation, court costs and reasonable attorneys fees) arising out of or due to a breach by the Purchaser of any such representations and warranties or of any covenants or other agreements contained in this Agreement. All representations, warranties, covenants or other agreements contained in this Agreement shall survive the execution, delivery and termination of this Agreement and the consummation of the Transaction.

5.2 Company Indemnification. The Company hereby agrees to indemnify and hold harmless the Purchaser from and against any and all loss, costs, expenses, damages and liabilities (including, without limitation, court costs and reasonable attorneys fees) arising out of or due to a breach by the Company of any representations and warranties set forth in this Agreement or of any covenants or other agreements contained in this Agreement. All representations, warranties, covenants or other agreements contained in this Agreement shall survive the execution, delivery and termination of this Agreement by the Company and the consummation of the Transaction.

Section 6. Miscellaneous

6.1 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York without regard to any choice of law or conflict of law, choice of forum or provision, rule or principle (whether of the State of New York or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “Rules”) in force when the Notice of Arbitration is submitted in accordance with the Rules. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English. The parties waive the right and hereby agree not to assert by way of motion, as a defense or otherwise in any action, suit or other legal proceeding brought in such forum, any claim that it, he or she is not subject to the jurisdiction of such forum, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper. Each Party also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 6.2. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

6.2 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (a) if within the United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, by facsimile or e-mail, or (b) if delivered from outside the United States, by international express courier, facsimile or e-mail, and shall be deemed given (i) if delivered by first-class registered or certified mail, five Business Days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one Business Day after so mailed, (iii) if delivered by International Federal Express, two Business Days after so mailed, or (iv) if delivered by facsimile or e-mail, upon electronic confirmation of receipt and shall be delivered as addressed as follows:

(i)	if to the Company, to:

ChipMOS Technologies (Bermuda) LTD.

No. 1, R&D Road 1

Hsinchu Science Park

Hsinchu, Taiwan

Republic of China

Facsimile: (886) 3 563 3998

Attention: Shou-Kang Chen, Chief Financial Officer

with a copy to:

K&L Gates LLP

30/F, 95 Tun Hwa S. Road

Sec. 2

Taipai 106

Taiwan ROC

Attention: James Chen

Tel: (886) 2-2326-5188

Fax.: (886) 2-2325-5838

(ii)	if to the Purchaser, to:

ThaiLin Semiconductor Corp.

No. 4 Jen-De Road

Fongshan Village, Hukou

Hsinchu County, Taiwan

Republic of China

Attention: Julia Wei

Facsimile: +886-3-597-2042

6.3 Counterparts. This Agreement may be executed in counterparts, each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Agreement and any documents delivered pursuant hereto, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of either Party hereto or to any such agreement or instrument, the other Party hereto or thereto shall re-execute original forms thereof and deliver them to the other Party. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such Party forever waives any such defense. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

6.4 Entire Agreement. This Agreement embodies the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the Parties with respect to such transactions. At and after the Closing, the Parties shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transaction. The Parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

6.5 Successors and Assigns. This Agreement and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

6.6 Amendment. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Purchaser.

6.7 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable law in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Transaction is fulfilled to the fullest extent possible.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement or have caused this Agreement to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first above written.

CHIPMOS TECHNOLOGIES (BERMUDA) LTD.

By:	/s/ Shih-Jye Cheng
Name:	Shih-Jye Cheng
Title:	Chairman and Chief Executive Officer

THAILIN SEMICONDUCTOR CORP.

By:	/s/
Name:
Title:

Exhibit A

Form of 8% Convertible Bond

Form of 8% Convertible Bond

THIS SECURITY AND THE COMMON SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THEY MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH TRANSFEREE OR ASSIGNEE OF THIS SECURITY SHOULD CAREFULLY REVIEW THE TERMS OF THIS SECURITY, INCLUDING SECTIONS 3(g) AND 18(a) HEREOF.

CHIPMOS TECHNOLOGIES (BERMUDA) LTD.

8% SENIOR CONVERTIBLE BOND DUE 2014

Issuance Date: October [ ], 2009	Original Principal Amount: U.S. $10,000,000.00

FOR VALUE RECEIVED, ChipMOS TECHNOLOGIES (Bermuda) LTD., (the “Company”), hereby promises to pay to ThaiLin Semiconductor Corp. or registered assigns (the “Holder” and upon permitted assignment hereunder if more than one registered assign, collectively, the “Holders”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) when due, whether on the Maturity Date (as defined in Section 1), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the “Issuance Date”) until the Principal becomes due and payable, whether on an Interest Payment Date (as defined in Section 2(a)), the Maturity Date, acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof). This 8% Senior Convertible Bond (including all notes issued in exchange, transfer or replacement hereof, and as amended or amended and restated from time to time, this “Bond” and, in the case of more than one holder of this Bond upon permitted assignment hereunder, collectively, the “Bonds”) is issued pursuant to a Convertible Bond Purchase Agreement between the Company and the Holder (the “Convertible Bond Purchase Agreement”). Certain capitalized terms used in this Bond are defined in Section 30 hereof.

(1) PAYMENTS OF PRINCIPAL. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest. The “Maturity Date” shall be October [    ], 2014, except as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) that with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date.

Notwithstanding the above, at any time prior to the Maturity Date, the Company may notify Holders of its election to redeem all or part of the Bonds (a “Early Redemption Notice”) no more than 20 Business Days but not less than 5 Business Days prior to the proposed date of such redemption (the “Early Redemption Date”). On the Early Redemption Date, the Company shall redeem the principal amount of the Bonds specified in the Early Redemption Notice by paying in cash or by check to the Holder of this Bond as of the date of the Early Redemption Notice, an amount equal to (a) Principal amount of the Bonds being redeemed plus (b) the sum of any Make-Whole Amount and any accrued and unpaid Interest, in each case relating to portion of the Bond being redeemed (the “Early Redemption Price”). If the Company elects to redeem the Bonds in part (instead of in whole), then the Company shall pay to each Holder an amount equal to the product of (i) the Early Redemption Price multiplied by (ii) the fraction, the numerator of which is the outstanding principal amount of the Bond held by such Holder on the date of such Early Redemption Notice and the denominator of which is aggregate principal amount of Bonds held by all Holders as of date of such Early Redemption Notice.

(2) INTEREST; INTEREST RATE.

(a) Interest on this Bond shall commence accruing at the Interest Rate (as defined in Section 30) from and including the Issuance Date and shall be computed on the basis of a three hundred and sixty (360)-day year comprised of twelve (12) thirty (30)-day months and shall be payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (each, an “Interest Payment Date”) with the first Interest Payment Date being January 1, 2010. Interest shall be payable on each Interest Payment Date, to the record holders of this Bond as recorded in the Register (as defined in Section 3(g)) held by the Company on the applicable Record Date, at the Company’s option, (A) in whole in cash (“Cash Interest”), or (B) in whole in shares (“Interest Shares”) of the Company that are designated on the date hereof as common shares, par value $0.01 per share (the “Common Shares”), or (C) in a combination of Cash Interest and Interest Shares. In the event the Company decides to deliver Interest Shares on an Interest Payment Date, it must deliver a written notice (“Interest Election Notice”) to Holders no less than five (5) Trading Days prior to the Interest Payment Date (the date such notice is sent being the “Interest Notice Date”) pursuant to which notice, the Company elects to pay Interest entirely in Interest Shares or a combination of Cash Interest and Interest Shares and specifies the amount of Interest that shall be paid as Cash Interest and the amount of Interest that shall be paid in Interest Shares. Interest to be paid on an Interest Payment Date in Interest Shares shall be paid in a number of fully paid and nonassessable Common Shares equal to the quotient of (1) the amount of Interest payable on such Interest Payment Date less any Cash Interest paid and (2) the Interest Conversion Price in effect for the applicable Interest Payment Date (rounded down to the preceding whole number).

(b) When any Interest Shares are to be paid on an Interest Payment Date, the Company shall instruct the Company’s transfer agent to issue and deliver on the applicable Interest Payment Date, to the address set forth in the Register (as hereinafter defined) or to such address as specified by the Holder in writing to the Company at least fifteen (15) Business Days prior to the applicable Interest Payment Date, a certificate, (bearing a restricted security legend), registered in the name of the Holder or its designee, for the number of Interest Shares to which such holder shall be entitled and (ii) with respect to each Interest Payment Date, pay to such Holder, in cash or by check, the amount of any Cash Interest.

(c) On a Conversion Date (as defined in Section 3(c)) any Interest that has accrued on Bonds being converted from the previous Interest Payment Date up to and including the Conversion Date shall also be payable on such Conversion Date in accordance with Section 3(c).

(d) From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to ten percent (10%) per annum. If such Event of Default is subsequently cured, the increase in the applicable Interest Rate referred to in the preceding sentence shall cease to be effective on and as of the date of such cure; provided, however, that Interest as calculated and unpaid at such increased rate during the period of such Event of Default shall not be reduced.

(e) All payments by the Company of Principal and Interest shall be made free and clear of and without deduction or withholding for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of the government of the Republic of China or Bermuda or by any authority thereof or therein having the power to tax (“Taxes”); provided, that with respect to any such deduction or withholding from any such payments, the Company will pay such additional amounts (“Additional Amounts”) as will result in the receipt by Holders of the amounts which would otherwise have been receivable by them in the absence of any such deduction or withholding, except that no Additional Amounts shall be payable in respect of any Bond:

(1) where the Holder or beneficial owner (or to a third party on behalf of such Holder or beneficial owner) is liable for such Taxes in respect of such Bond by reason of its being connected with the government of the Republic of China or Bermuda otherwise than merely by holding such Bond or by the receipt of Principal or Interest in respect of such Bond or the enforcement of payment on such Bond; or

(2) that is presented for payment more than thirty (30) days after the due date for such payment.

The obligation to pay Additional Amounts shall not apply with respect to (i) any estate, inheritance, gift, sales, transfer or personal property tax or any similar taxes, duties, assessments or other governmental charges of a similar nature or (ii) any taxes, duties, assessments or other governmental charges that are payable otherwise than by deduction or withholding from payments on the Bonds or deliveries of Common Shares upon conversion of the Bonds.

(3) CONVERSION OF BONDS. Subject to and upon compliance with the conditions set forth in this Section 3, this Bond, or any portion of the Principal amount hereof which is a minimum of US$100,000 and an integral multiple of $1,000, may, at the option of the Holder at any time and from time to time during the Conversion Period be convertible into Common Shares of the Company at the Conversion Price in effect at the time of conversion.

(a) Conversion Right. Subject to the provisions of Section 3(d), during the Conversion Period, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined in Section 3(b)) into Common Shares in accordance with Section 3(c), at the Conversion Rate (as defined in Section 3(b)). The Company shall not issue any fraction of a Common Share upon any conversion. If the issuance would result in the issuance of a fraction of a Common Share, the number of Common Shares to be delivered to the Holder shall be rounded down to the preceding whole number. The Holder shall pay any and all transfer, stamp and similar taxes which are required to be paid in connection with the issuance and delivery of Common Shares upon conversion of any Conversion Amount.

(b) Conversion Rate. The number of Common Shares issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be equal to the quotient of (x) such Conversion Amount and (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the portion of the Principal amount of the Bonds to be converted with respect to which this determination is being made.

(ii) “Conversion Price” means, as of any Conversion Date (as defined in Section 3(c)) or other date of determination, $1.25, subject to adjustment as provided herein.

(c) Optional Conversion by Holders. To convert any Conversion Amount into Common Shares on any date (a “Conversion Date”), the Holder shall (A) cause to be delivered to the Company in accordance with Section 24 hereof, for receipt on or prior to 10:00 a.m. Taipei time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) surrender this Bond to the Company as soon as practicable on or following such date (or deliver an indemnification undertaking satisfactory to the Company with respect to such Bond in the case of its loss, theft or destruction). On or before the fifth (5th) Business Day following the date of receipt of the documentation required by clauses (A) and (B) above, the Company shall transmit by facsimile or electronic mail a confirmation to the Holder that it has received the required documentation. At any time on or before the third (3rd) Business Day following the date of delivery of such confirmation (the “Share Delivery Date”), the Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled and pay to the Holder, at the option of the Company (a) in cash, by wire transfer or check, an amount equal to the sum of (i) any Make-Whole Amount and (ii) any accrued and unpaid Interest on such Conversion Amount, or (b) in a number of Common Shares equal to the quotient of (I) the sum of any Make-Whole Amount plus any accrued and unpaid Interest and (II) the Interest Conversion Price in effect on the applicable Conversion Date, or (c) in a combination of cash and Common Shares. If the outstanding Principal of this Bond is greater than the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than five (5) Business Days after receipt of this Bond from the Holder and at its own expense, issue and deliver to the Holder a new Bond (in accordance with Section 18(d) hereof) representing the outstanding Principal not converted. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of this Bond shall be treated for all purposes as the record holder or holders of such Common Shares on the Conversion Date.

(d) Company Conversion. At any time after the Issuance Date (the “Company Conversion Eligibility Date”), if (i) the Closing Sale Price of the Common Shares listed on the Principal Market or any other Eligible Market exceeds two hundred percent (200%) of the Conversion Price then in effect for a period of twenty (20) consecutive Trading Days ending on the Trading Day immediately preceding the Company Conversion Notice Date (the “Company Conversion Measuring Period”) and (ii) the

average daily trading volume of the Common Shares trading on the Principal Market or any other Eligible Market over such Company Conversion Measuring Period equals or exceeds one percent (1%) of the then outstanding Common Shares, the Company shall have the right to elect to automatically convert some or all of the Conversion Amount of this Bond (the “Company Conversion Amount”) as designated in a Company Conversion Notice (as defined below) on the Company Conversion Date (as defined below) (a “Company Conversion”). The Company may exercise its right to effect a Company Conversion under this Section 3(d) by delivering a written notice thereof to the Holders of Bonds (the “Company Conversion Notice” and the date of such notice is referred to as the “Company Conversion Notice Date”). The Company Conversion Notice shall be irrevocable. The Company Conversion Notice shall (x) state the date on which the Company Conversion shall occur (the “Company Conversion Date”) which shall be no later than the thirtieth (30th) Business Day following the Company Conversion Notice Date and (y) state the aggregate Conversion Amount of the Bonds which the Company has elected to be subject to Company Conversion pursuant to this Section 3(d) on the Company Conversion Date. The Company Conversion Date shall be treated as a Conversion Date for purposes of the Bonds.

(e) Pro Rata Company Conversion Requirement. If the Company elects to cause a Company Conversion pursuant to Section 3(d) with respect to less than all of the aggregate Conversion Amounts of the Bonds then outstanding, then the Company shall cause a Company Conversion of a Conversion Amount from each Holder equal to the product of (i) the aggregate Conversion Amount of Bonds as to which the Company has elected to effect a Company Conversion pursuant to Section 3(d), multiplied by (ii) a fraction, the numerator of which is the sum of the aggregate Principal amount of the Bonds held by such Holder as of the Company Conversion Notice Date and the denominator of which is the sum of the aggregate principal amount of Bonds held by all Holders as of the Company Conversion Notice Date.

(f) Company’s Failure to Timely Convert. If the Company shall fail to issue and deliver to the Holder the number of Common Shares to which the Holder is entitled upon conversion of any Conversion Amount (including by way of Company Conversion) on or prior to the date which is ten (10) Trading Days after the Conversion Date (a “Conversion Failure”), and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of Common Shares issuable upon such conversion that the Holder anticipated receiving from the Company, then the Company shall, within five (5) Trading Days after the Holder’s request and provided that the Company has received from the Holder within such time period satisfactory evidence of such cover transaction, and at the Company’s option, either (x) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to issue and deliver to the Holder the Common Shares to which the Holder is entitled upon such Holder’s conversion of any Conversion Amount shall terminate, or (y) promptly honor its obligation to deliver to the Holder such Common Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (I) such number of Common Shares, times (II) the Closing Bid Price on the Conversion Date. For purposes of clarity, the foregoing provision of this Section 3(f) shall not apply to any failure or purported failure by the Company to issue Common Shares by virtue of a dispute between the Holder and the Company regarding the number of Common Shares to which the Holder is entitled upon conversion of the applicable Conversion Amount, solely to the extent of the shares in dispute (a “Conversion Dispute”), and any such failure or purported failure to issue any such shares in dispute by virtue of a Conversion Dispute shall not be deemed a “Conversion Failure” or a failure by the Company otherwise to timely deliver the applicable Common Shares in accordance with and in full satisfaction of the applicable provisions of any of the Bonds for so long as the applicable Conversion Dispute continues regardless of the outcome of such dispute.

(g) Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the Holders of Bonds and the principal amount of Bonds held by such Holders. The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the Holders shall treat each Person whose name is recorded in the Register as the owner of a Bond for all purposes, including, without limitation, the right to receive payments of Principal and Interest hereunder, notwithstanding notice to the contrary. A Bond may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Subject to the satisfaction of the conditions set forth in Section 18, upon its receipt of a request by a Holder to assign or sell all or part of any Bond, the Company shall record the information contained therein in the Register and issue one or more new Bonds in the same aggregate principal amount as the principal amount of the surrendered Bond to the designated assignee or transferee.

(h) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one Holder of Bonds for the same Conversion Date and the Company can convert some, but not all, of such portions of the Bonds submitted for conversion, the Company shall convert a pro rata amount of each such converting Holder’s portion of Bonds submitted for conversion based on the Principal amount of Bonds submitted for conversion on such date by such Holder relative to the aggregate Principal amount of all Bonds submitted for conversion on such date. In the event of a dispute as to the number of Common Shares issuable to such Holder in connection with a conversion of the Holder’s Bonds to which Section 23 applies, the Company shall issue to such Holder the number of Common Shares not in dispute and resolve such dispute in accordance with Section 23.

(4) RIGHTS UPON AN EVENT OF DEFAULT.

(a) Events of Default. Each of the following events shall constitute an “Event of Default”:

(i) the Company (A) fails to cure a Conversion Failure by delivery of the required number of Common Shares within ten (10) Business Days after the later of (1) the first date of such Conversion Failure or, (2) in the event and solely to the extent there is an ongoing Conversion Dispute, the date that any such Conversion Dispute is finally resolved, or (B) provides notice, written or oral, to any Holder of Bonds, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion into Common Shares of any Bond that is tendered in accordance with the provisions of the Bonds, other than in connection with a Conversion Dispute;

(ii) the Company fails to pay to the Holder any amount of Principal when and as due under this Bond (including, without limitation, the Company’s failure to pay any redemption amounts hereunder);

(iii) the Company defaults in the payment of Interest on any Bond when it becomes due and payable and such default continues for a period of at least thirty (30) days;

(iv) the Company fails to provide notice of the occurrence of a Change of Control on a timely basis;

(v) the Company defaults in the payment when due, after the expiration of any applicable grace period, of principal of, or interest on, Indebtedness of the Company for money borrowed, the aggregate outstanding principal amount of which is in excess of $15,000,000, or any other defaults on any Indebtedness of the Company in excess of $15,000,000 such that such Indebtedness is accelerated unless such Indebtedness is discharged, or such acceleration is cured, waived, rescinded or nullified, where, in each case, such default continues for a period of thirty (30) days after written notice is received by the Company by the Required Holders specifying the default and making demand that it be remedied;

(vi) (A) the commencement by the Company of a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law (collectively, “Bankruptcy Law”), (B) the entry of an order for relief against the Company in an involuntary case, (C) the consent of the Company to the appointment of a receiver, trustee, assignee, liquidator, custodian or similar official (a “Custodian”), (D) the making by the Company of a general assignment for the benefit of its creditors, (E) the filing by the Company of a petition or answer or consent seeking reorganization or relief under any Bankruptcy Law in the context of a bankruptcy, insolvency or reorganization proceeding or the consent by the Company to the filing of such petition, or (F) the admission in writing by the Company that it is generally unable to pay its debts as they become due;

(vii) the entry by a court of competent jurisdiction in the premises of any order or decree under any applicable Bankruptcy Law for relief in respect of the Company in an involuntary case or proceeding, or a decree or order adjudging the Company to be bankrupt or insolvent, or approving as properly filed a petition seeking reorganization or relief under any Bankruptcy Law, or appointing a Custodian of the Company or ordering the liquidation of the Company;

(viii) the entry of a final judgment by a court of competent jurisdiction for the payment of money aggregating in excess of $15,000,000 against the Company and which judgment is not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or is not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a creditworthy party shall not be included in calculating the $15,000,000 amount set forth above so long as the Company provides the Holders a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Required Holders) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment; or

(ix) other than as specifically set forth in another clause of this Section 4(a), the Company breaches any other term or condition of this Bond and the default continues for a period of sixty (60) days after written notice of such breach demanding the Company to remedy the same shall have been given to the Company by the Required Holders.

(b) Redemption Right. Upon its becoming aware of the occurrence of an Event of Default under this Bond (whether directly or through notification by a Holder), the Company shall promptly (which shall be no more than five (5) Business Days after becoming aware of such Event of Default) deliver written notice thereof (an “Event of Default Notice”) to the Holders. The Holder may require the Company to redeem all or any portion of this Bond held by such Holder provided that the Holder provides written notice to the Company within five (5) Business Days after the date of an Event of Default Notice (provided that such Event of Default is continuing) (the “Event of Default Redemption Notice”) which notice shall, subject to the other provisions of this Section 4(b), indicate the Principal amount of this Bond that such Holder is electing to require the Company to redeem. Each portion of this Bond subject to redemption pursuant to this Section 4(b) shall be redeemed by the Company at a price (the “Event of Default Redemption Price”) equal to the sum of (1) the Principal amount to be redeemed and (2) any accrued and unpaid Interest on the Principal amount to be redeemed through the redemption date, which shall be no later than five (5) Business Days after date of delivery of the Event of Default Redemption Notice. Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 12 hereof. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Bond by the Company, such redemptions shall be deemed to be voluntary prepayments.

(c) Waiver. The Required Holders may on behalf of the Holders of all the Bonds waive an existing Event of Default, except an Event of Default set forth in Sections 4(a)(vi) and 4(a)(vii).

(5) REDEMPTION RIGHT UPON A CHANGE OF CONTROL.

(a) Redemption Right. No sooner than five (5) Business Days nor later than ten (10) Business Days following the consummation of a Change of Control (such date of consummation of a Change of Control, the “Change of Control Date”), the Company shall deliver written notice thereof to the Holders (a “Change of Control Notice”). At any time during the period beginning after the date of a Change of Control Notice and ending ten (10) Trading Days after the date of the Change of Control Notice, any Holder may require the Company to redeem all or any portion of this Bond held by such Holder which has not previously been called for redemption or repurchased by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company. The Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to require the Company to redeem. The portion of this Bond subject to redemption pursuant to this Section 5 shall be redeemed by the Company in cash at a price equal to the sum of (A) one hundred percent (100%) of the Conversion Amount being redeemed and (B) any accrued and unpaid Interest on such Conversion Amount (the “Change of Control Redemption Price”).

(b) Limitations on Redemption Right. Notwithstanding the foregoing provisions of this Section 5, Holders of the Bonds will not have the right to require the Company to redeem the Bonds if (1) the Market Price per Common Share for any five (5) Trading Days within the period of ten (10) consecutive Trading Days ending immediately after a Change of Control or pursuant to paragraphs (i) or (ii) of such definition, equals or exceeds one hundred five percent (105%) of the Conversion Price of the Bonds in effect immediately before such Change of Control Date, (2) the Market Price per Common Share for any five (5) Trading Days within the period of ten (10) consecutive Trading Days ending immediately before a Change in Control pursuant to paragraph (iii) of such definition, equals or exceeds one hundred five percent (105%) of the Conversion Price of the Bonds in effect immediately before such Change of Control, (3) at least ninety percent (90%) of the consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in a transaction or transactions otherwise constituting a Change of Control consists of shares of Capital Stock traded or quoted on an Eligible Market (or will be so traded or quoted immediately following the transaction) and as a result of the transaction the Bonds become convertible into such shares of publicly traded common equity, or (4) with respect to paragraph (iii) of the definition of Change of Control, the transaction is effected solely to change the Company’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding Common Shares solely into shares of common stock of the surviving Person.

(c) Voluntary Prepayment. Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 12 hereof. To the extent redemptions required by this Section 5 are deemed or determined by a court of competent jurisdiction to be prepayments of the Bond by the Company, such redemptions shall be deemed to be voluntary prepayments.

(6) [INTENTIONALLY OMITTED]

(7) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF OTHER SECURITIES.

(a) Upon Issuance of Common Shares. If and whenever on or after the Issuance Date, the Company issues or sells, or in accordance with this Section 7(a) is deemed to have issued or sold, any Common Shares (including the issuance or sale of Common Shares owned or held by or for the account of the Company, but excluding Common Shares deemed to have been issued or sold by the Company in connection with any Excluded Security), for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (a “Dilutive Issuance”), then immediately after such Dilutive Issuance the Conversion Price then in effect shall be reduced to an amount equal to the product of (A) the Conversion Price in effect immediately prior to such Dilutive Issuance and (B) a fraction, the numerator of which shall be the Conversion Price in effect immediately prior to such Dilutive Issuance multiplied by the sum of the number of Common Shares Deemed Outstanding immediately prior to such Dilutive Issuance and the number of Common Shares the consideration received or receivable by the Company upon such Dilutive Issuance would purchase at such Conversion Price, and the denominator of which shall be the Conversion Price in effect immediately prior to such Dilutive Issuance multiplied by the number of Common Shares Deemed Outstanding immediately after such Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

(i) Issuance of Options. If the Company in any manner grants or sells any Options (other than Options that are Excluded Securities) and the lowest price per share for which one Common Share is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 7(a)(i), the “lowest price per share for which one Common Share is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company (subject to Section 7(a)(iii) hereof, without giving effect to any adjustments with respect to events that have yet to occur) with respect to any one Common Share upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Share or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Share upon conversion or exchange or exercise of such Convertible Securities. Such adjustment shall become effective immediately, except as provided in subsection (d) below, provided, however, that the Conversion Price will be readjusted to the extent that such options are not exercised on or prior to the expiration thereof.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities (other than Convertible Securities that are Excluded Securities) and the lowest price per share for which one Common Share is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then such Common Share shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 7(a)(ii), the “lowest price per share for which one Common Share is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company (subject to Section 7(a)(iii) hereof, without giving effect to any adjustments with respect to events that have yet to occur) with respect to any one Common Share upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such Common Share upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale. Such adjustment shall become effective immediately, except as provided in subsection (d) below, provided, however, that the Conversion Price will be readjusted to the extent that such Convertible Securities are not exchanged for Common Shares on or prior to the time permitted for such exchange.

(iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options or Convertible Securities, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Options or Convertible Securities, or the rate at which any Options or Convertible Securities are convertible into or exchangeable or exercisable for Common Share changes at any time (other than Excluded Securities and other than any reset of the conversion price on the Company’s Existing Bonds), the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 7(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Issuance Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Shares deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change, provided that no adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction, (x) the Options will be deemed to have been issued for a true value (the “Option Value”) and (y) the other securities issued or sold in such integrated transaction shall be deemed to have been issued for the difference of (I) the aggregate consideration received by the Company, less (II) the Option Value. If any Common Shares, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount received or receivable by the Company therefor (with such amounts to be determined, for Options or Convertible Securities, in the manner set forth in Section 7(a)(i) or Section 7(a)(ii), as applicable, giving effect to the issuance of all the Options or Convertible Securities included with the applicable issuance). If any Common Shares, Options or Convertible Securities are issued or sold for a consideration other than cash (including in connection with any acquisition by the Company or any of its subsidiaries of any assets or securities of any other entity as part of the Company or any of its subsidiaries acquiring or otherwise engaging in any strategic or other transaction with such other entity (any such acquisition or transaction, an “Applicable Transaction”)), the amount of the consideration other than cash received by the Company will be the fair value of such consideration received or receivable by the Company therefor (with such amounts to be determined, for Options or Convertible Securities, in the manner set forth in Section 7(a)(i) or Section 7(a)(ii), as applicable, giving effect to the issuance of all the Options or Convertible Securities included with the applicable issuance), except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the greater of (A) the value of such securities based on the Closing Sale Price of such securities on the most recent date preceding the date of receipt of such securities and, (B) if Common Shares are issued, the market value of any Common Shares issued by the Company for such securities based on the Closing Sale Price of such Common Shares on the date of receipt of such securities, except in connection with an Applicable Transaction, in which case the amount of consideration received for purposes of this clause (B) shall be the Closing Sale Price of such Common Shares on the most recent date preceding the date of the public announcement of the Applicable Transaction. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) Business Days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) Business Day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of Common Shares for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Shares, Options or in Convertible Securities or (B) to subscribe for or purchase Common Shares, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Shares deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b) Adjustment of Conversion Price upon Subdivision or Combination of Common Shares. If the Company at any time on or after the Issuance Date subdivides (by any stock dividend, stock split, recapitalization or otherwise) one or more classes of its outstanding Common Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding Common Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(c) Other Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) that, had it been expressly provided for by such provisions, would have required an adjustment in the Conversion Price, then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holder under this Bond; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.

(d) De Minimis Adjustments. No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) of such price; provided, however, that any adjustment which by reason of this Section 7(d) is not required to be made shall be carried forward and taken into account in any subsequent adjustments under this Section 7. All calculations under this Section 7 shall be made by the Company in good faith and shall be made to the nearest cent or to the nearest one hundredth of a share, as applicable. No adjustment need be made for a change in the par value or no par value of the Company’s Common Shares.

(e) Voluntary Adjustment By Company. The Company may at any time during the term of this Bond reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(8) [INTENTIONALLY OMITTED]

(9) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its organizational documents or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Bonds, and will at all times in good faith carry out all of the provisions of the Bonds and take all action as may be required to protect the rights of the Holders of Bonds.

(10) RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. So long as any of the Bonds are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting the conversion of the Bonds, such number of Common Shares as shall from time to time be necessary to effect the conversion of all of the Bonds then outstanding (the “Required Reserve Amount”).

(b) Insufficient Authorized Shares. If at any time while any of the Bonds remain outstanding the Company does not have a sufficient number of authorized and unreserved Common Shares to satisfy its obligation to reserve for issuance upon conversion of the Bonds at least a number of Common Shares equal to the Required Reserve Amount, then the Company shall as soon as practicable take all action necessary to increase the Company’s authorized Common Shares to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Bonds then outstanding. The Company’s noncompliance with the Required Reserve Amount shall not constitute an Event of Default hereunder.

(11) [INTENTIONALLY OMITTED]

(12) MECHANICS OF REDEMPTIONS.

The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company’s receipt of such Holder’s Event of Default Redemption Notice. If such Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder (i) concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and (ii) within five (5) Business Days after the Company’s receipt of such notice otherwise. In the event of a redemption of less than all of the Conversion Amount of this Bond, the Company shall promptly cause to be issued and delivered to the Holder a new Bond (in accordance with Section 18(d)) representing the outstanding Principal which has not been redeemed. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Bond representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price has not been paid. Upon the Company’s receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount and

(y) the Company shall immediately return this Bond, or issue a new Bond (in accordance with Section 18(d)) to the Holder representing such Conversion Amount to be redeemed. Upon receipt of such notice from the Holder and the Company’s performance of its obligations in the previous sentence, the applicable redemption notice shall be deemed to have never been delivered by the Holder for purposes of the Bonds.

(13) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Bond except as expressly provided herein.

(14) COVENANTS.

(a) Payment; Rank. The Company will duly and punctually pay the Principal of, and Interest on, and any other payments due with respect to, the Bonds when and if such amounts are due and payable in accordance with the terms of this Bond. All payments due under this Bond shall rank senior to or pari passu with all other Indebtedness of the Company.

(b) Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (i) that the Company shall not be required to preserve any such rights and privileges if the Board of Directors shall determine in good faith that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders and (ii) nothing in this Section 14 shall prohibit the Company or any of its Subsidiaries from engaging in a transaction which involves a Change of Control, or any sale or any other type of transaction involving all or any part of any subsidiary, business unit or operating unit, whether by stock sale, merger, asset sale or otherwise.

(15) [INTENTIONALLY OMITTED]

(16) VOTE TO ISSUE, OR CHANGE THE TERMS OF, BONDS. The affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders shall be required for any change or amendment to the Bonds. No consideration shall be offered or paid to any Holder to amend or consent to a waiver or modification of the Bonds unless the same consideration also is offered to all Holders of the Bonds.

(17) TRANSFER.

(a) Each Holder, by acquiring this Bond covenants and agrees that, except as provided in this Section 17, such Holder will not directly or indirectly offer for sale or sell (within the meaning of the Securities Act) any of the bonds.

(b) Each Holder may offer or sell this Bond pursuant to:

(i) an effective registration statement under the Securities Act,

(ii) an exemption from registration under the Securities Act, or

(iii) The provisions of Rule 144 of the Securities Act (or any successor provision), if applicable.

(c) Any offer or sale of this Bond shall be made in accordance with federal and state securities laws, if applicable.

(d) Upon any sale or transfer of all or any portion of this Bond (each, a “Transferred Bond”) to any Person, such Person by accepting such Transferred Bond automatically agrees to be bound by all applicable terms and conditions of the Convertible Bond Purchase Agreement thereunder with respect to such Transferred Bond. Any such Transferred Bond shall bear the restrictive legend set forth on the first page hereof, except if in the opinion of legal counsel to the Company (which opinion (in form, scope and substance) shall be reasonably satisfactory to the Company), such legend is not required in order to establish compliance with any provisions of the Securities Act.

(18) REISSUANCE OF THIS BOND.

(a) Transfer. If this Bond is to be transferred, the Holder shall surrender this Bond to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Bond (in accordance with Section 18(d)), recorded in the Register as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less then the entire outstanding Principal is being transferred, a new Bond (in accordance with Section 18(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Bond, acknowledge and agree that, by reason of the provisions of Section 3(c) following conversion or redemption of any portion of this Bond, the outstanding Principal represented by this Bond may be less than the Principal stated on the face of this Bond.

(b) Lost, Stolen or Mutilated Bond. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Bond, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Bond, the Company shall execute and deliver to the Holder a new Bond (in accordance with Section 18(d)) representing the outstanding Principal.

(c) Bond Exchangeable for Different Denominations. This Bond is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Bond or Bonds (in accordance with Section 18(d) and in principal amounts of at least $100,000) representing in the aggregate the outstanding Principal of this Bond, and each such new Bond will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Bonds. Whenever the Company is required to issue a new Bond pursuant to the terms of this Bond, such new Bond (i) shall be of like tenor with this Bond, (ii) shall represent, as indicated on the face of such new Bond, the

Principal remaining outstanding (or in the case of a new Bond being issued pursuant to Section 18(a) or Section 18(c), the Principal designated by the Holder which, when added to the principal represented by the other new Bonds issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Bond immediately prior to such issuance of new Bonds), (iii) shall have an issuance date, as indicated on the face of such new Bond, which is the same as the Issuance Date of this Bond, (iv) shall have the same rights and conditions as this Bond, and (v) shall represent accrued and unpaid Interest.

(19) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Bond shall be cumulative and in addition to all other remedies available under this Bond and any of the other Bond Transaction Documents (provided that, with respect to the Convertible Bond Purchase Agreement, only to the extent the Holder is party thereto) at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue any contract damages for any failure by the Company to comply with the terms of this Bond. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(20) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) after an Event of Default has occurred and is continuing this Bond is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Bond or to enforce the provisions of this Bond or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights that constitutes an Event of Default and involves a claim under this Bond (which, for purposes of clarity, shall not include the process whereby the Existing Bonds were amended and restated and replaced and superseded in their entirety by the Bonds), then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys’ fees and disbursements.

(21) CONSTRUCTION; HEADINGS. This Bond shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. “Including” means including without limitation. “$” means United States dollars, unless specifically indicated otherwise. The headings of this Bond are for convenience of reference and shall not form part of, or affect the interpretation of, this Bond.

(22) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(23) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price or the arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price, the Company shall submit via facsimile the disputed determinations or arithmetic calculations within three (3) Trading Days of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the applicable Holder. If such Holder and the Company are unable to agree upon such determination or calculation within one (1) Trading Day of such disputed determination or arithmetic calculation being submitted to such Holder, then the Company shall, within one (1) Trading Day submit via facsimile (a) the disputed determination of the Closing Bid Price, the Closing Sale Price or the Weighted Average Price to an independent, reputable investment bank selected by the Company and approved by such Holder or (b) the disputed arithmetic calculation of the Conversion Rate, Conversion Price or any Redemption Price to an investment banking firm or independent and outside accountants of national standing. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and such Holder of the results no later than five (5) Trading Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(24) NOTICES. Except as otherwise provided herein, any notice or other communication required to be given under this Bond, shall be given in writing (which may be by facsimile with original to follow) and delivered in person, by courier or first class mail to the address of Holders as shown on the Register kept by the Company and to the Company to:

ChipMOS Technologies (Bermuda) Ltd.

No. 1, R&D Rd 1

Hsinchu, Taiwan

Republic of China

Attention: Shou-Kang Chen, Chief Financial Officer

Tel: (886) 3 563 3988

Fax: (886) 3 563 3998

(25) CANCELLATION. After all Principal, accrued Interest and other amounts, if any, at any time owed on this Bond have been paid in full, this Bond shall automatically be deemed cancelled, shall be promptly surrendered to the Company for cancellation and shall not be reissued.

(26) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Bond.

(27) GOVERNING LAW; JURISDICTION; JURY TRIAL. This Bond shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Bond shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Any dispute, controversy or claim arising out of or relating to this Bond, or the breach, termination or invalidity thereof, shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “Rules”) in force when the Notice of Arbitration is submitted in accordance with the Rules. The number of arbitrators shall be one. The arbitration proceedings shall be conducted in English. The parties hereby irrevocably waive, and agree not to assert in any suit, action or proceeding, any claim that they are not personally subject to the jurisdiction of such forum, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Parties hereby irrevocably waive personal service of process and consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address it set forth on the signature page hereto and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS BOND OR ANY TRANSACTION CONTEMPLATED HEREBY.

(28) JUDGMENT CURRENCY.

(a) If for the purpose of obtaining or enforcing judgment against the Company in any court in any jurisdiction it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 28 referred to as the “Judgment Currency”) an amount due in United States dollars under this Bond, the conversion shall be made at the Exchange Rate prevailing on the business day immediately preceding:

(i) the date actual payment of the amount due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to such conversion being made on such date: or

(ii) the date on which the foreign court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion is made pursuant to this Section 28(a)(ii) being hereinafter referred to as the “Judgment Conversion Date”).

(b) If in the case of any proceeding in the court of any jurisdiction referred to in Section 28(a)(ii) above, there is a change in the Exchange Rate prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the applicable party shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of United States dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Conversion Date.

(c) Any amount due from the Company under this provision shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this Bond.

(29) SEVERABILITY. If any provision of this Bond is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the prohibition, invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Bond so long as this Bond as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(30) CERTAIN DEFINITIONS. For purposes of this Bond, the following terms shall have the following meanings:

(a) “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of ten percent (10%) or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

(b) “Approved Stock Plan” means any employee benefit or equity incentive plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer, director or consultant for services provided to the Company.

(c) “Bloomberg” means Bloomberg Financial Markets.

(d) “Bond Transaction Documents” means the Convertible Bond Purchase Agreement and the Registration Rights Agreement, in each case, as amended from time to time.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York and in Taipei, are authorized or required by law to remain closed.

(f) “Change of Control” means, at any time after the Bond has been issued, any of the following events occurs:

(i) any “person” as such term is used in Section 13(d) of the Exchange Act (other than the Company, any of its Subsidiaries or any of their employee benefit plans), is or becomes the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of shares of the Company’s Voting Stock entitling the person to exercise more than fifty percent (50%) of the total voting power of all outstanding Voting Stock that are normally entitled to vote generally in elections of directors without regard to the occurrence of any contingency; provided, that, for purposes of this paragraph (i), a “person” shall be deemed to have beneficial ownership of all Common Shares that any such person has the right to acquire and a “person” shall be deemed to beneficially own any Voting Stock entitled to vote of an entity held by any other entity (the “Parent Entity”), if such person is the beneficial owner, directly or indirectly, or more than fifty percent (50%) of the total Voting Stock of the Parent Entity that are entitled to vote generally,

(ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the Company’s stockholders was approved by a vote of a majority of the Board of Directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors; or

(iii) the Company merges or consolidates with or into any other Person, or of another Person into the Company, or the Company conveys, sells, transfers or leases all or substantially all of its assets to another Person, and in the case of any such merger, consolidation or sale, the Common Shares that are outstanding prior to such transaction are changed into or exchanged for cash, securities, or property, unless pursuant to such transaction the Common Shares are changed into or exchanged for, in addition to any other consideration, securities of the surviving Person or transferee that represent, immediately after such transaction, at least a majority of the Voting Stock of such surviving Person entitled to vote generally in the election of directors of the surviving Person immediately after the transaction.

(g) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg or the Principal Market, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg or the Principal Market, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotations Bureau, Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

(h) “Common Shares Deemed Outstanding” means, at any given time, the number of Common Shares outstanding at such time, plus the number of Common Shares which are issuable upon the exercise or conversion of all Options or Convertible Securities outstanding at such time, regardless, in each case, of whether the Options or Convertible Securities are actually vested or exercisable at such time, but excluding any Common Shares owned or held by or for the account of the Company or issuable upon conversion of the Bonds.

(i) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(j) “Conversion Period” means the period commencing on the 41st day after the Issuance Date and ending on the tenth Business Day prior to the Maturity Date.

(k) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Shares.

(l) “Eligible Market” means the Principal Market, NYSE-Amex, NYSE-Euronext, The NASDAQ Global Market, The NASDAQ Capital Market, the OTC Bulletin Board or the “pink sheets” as operated by Pink Sheets LLC.

(m) “Exchange Rate” means, in relation to any amount of currency to be converted into US dollars pursuant to this Bond, the US dollar exchange rate as published in the Wall Street Journal on the relevant date of calculation (it being understood and agreed that where an amount is calculated with reference to, or over, a period of time, the date of calculation shall be the final date of such period of time).

(n) “Excluded Security” means (x) any Option, warrant, Convertible Security or Common Shares issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion of any Existing Bonds or the Bonds or issued as Interest Shares under the Existing Bonds or the Bonds; (iii) upon exercise of any Options, warrants or Convertible Securities which are outstanding on the day immediately preceding the Issuance Date, provided that the terms of such Options, warrants or Convertible Securities are not amended, modified or changed on or after the Issuance Date; or (iv) other than as part of an offer made to all the holders of Common Shares on the applicable record date with respect thereto; (y) any Pill Rights; and (z) the Convertible Securities to be issued on or about the date hereof.

(o) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(p) “Existing Bonds” means, those convertible bonds or notes issued by the Company and outstanding as of September 29, 2009, as the same may be amended from time to time and any Indebtedness issued in exchange for such Existing Bonds, if and as so amended.

(q) “GAAP” means United States generally accepted accounting principles, consistently applied.

(r) “Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than time-based non-exclusive licenses or trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) the capitalized portion or principal equivalent of any monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by such Person, even if such Person has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(s) “Interest” means with respect to any Bond, any accrued and unpaid Cash Interest payable on such Bond based upon the applicable Interest Rate.

(t) “Interest Conversion Price” means that price equal to the Weighted Average Price of the Common Shares for the ten (10) consecutive Trading Day period immediately ending on the fifth (5th) Trading Day prior to the applicable Interest Payment Date or Conversion Date, as applicable (each, an “Interest Measuring Period”). All such determinations shall be appropriately adjusted for any share split, share dividend, share combination or other similar transaction that proportionately decreases or increases the Common Shares during the applicable Interest Measuring Period.

(u) “Interest Rate” means, during the period commencing on the Issuance Date and ending on the Maturity Date, eight percent (8%) per annum, in each case, subject to adjustment as set forth in Section 2.

(v) “Make-Whole Amount” means, as to any Conversion Amount on any Conversion Date, the amount of any Interest that, but for (i) the Holder’s exercise of its conversion right pursuant to Section 3 or (ii) the Company’s exercise of a Company Conversion, would have accrued with respect to the Conversion Amount being converted under the Bonds at the Interest Rate for the period from the applicable Conversion Date or Company Conversion Date, as the case may be, until the Maturity Date, discounted to present value using the published yield on treasury notes of the U.S. Federal Government having a comparable remaining tenor on the determination date plus 50 basis points; (provided, however, the additional 50 basis points shall not be added if the applicable treasury note rate is greater than two percent (2%).

(w) “Market Price” means the Weighted Average Price of the Common Shares during the ten (10) Trading Days prior to the applicable date of determination, but in no event greater than the Weighted Average Price of the Common Shares on the applicable date of determination.

(x) “Options” means any rights, warrants or options to subscribe for or purchase Common Shares or Convertible Securities.

(y) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(z) “Pill Rights” means any rights issued by the Company pursuant to any so-called “poison pill” or similar Company rights plan entitling all holders of Common Shares of the Company to subscribe for or purchase equity interests of the Company, which rights are not exercisable until one or more Persons or “groups” (as defined in Rule 13d-5(b)(1) under the Exchange Act) has acquired beneficial ownership of Common Shares in excess of the percentage threshold specified in such plan.

(aa) “Principal Market” means the NASDAQ Global Select Market.

(bb) “Record Date” means the December 15, March 15, June 15 or September 15 prior to the corresponding Interest Payment Date.

(cc) “Redemption Notices” means, collectively, Early Redemption Notice, the Event of Default Redemption Notice and the Change of Control Redemption Notice.

(dd) “Redemption Prices” means, collectively, the Early Redemption Price, the Event of Default Redemption Price and the Change of Control Redemption Price, and, each of the foregoing, individually, a Redemption Price.

(ee) “Registration Rights Agreement” means that certain registration rights agreement dated as of the Issuance Date by and among the Company and the Holder, relating to, among other things, the registration of the resale of the Common Shares issuable upon conversion of the Bonds.

(ff) “Required Holders” means the Holders of Bonds representing at least fifty percent (50%) of the aggregate Principal amount of the Bonds then outstanding.

(gg) “SEC” means the United States Securities and Exchange Commission.

(hh) “Subsidiary” means any corporation or other entity in which a Person, directly or indirectly, owns or controls at least a majority of the outstanding shares of stock, or other ownership interests, having, by the terms thereof, the voting power to elect a majority of the board of directors (or Persons performing similar functions) of such corporation or entity.

(ii) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving from any Change of Control, provided that if such Person is not a publicly traded entity whose Common Shares or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(jj) “Trading Day” means any day on which Common Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Shares, then on the principal securities exchange or securities market on which the Common Shares are then traded; provided that “Trading Day” shall not include any day on which the Common Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(kk) “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(ll) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30 a.m., New York Time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00 p.m., New York Time (or such other time as the Principal Market publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions or by the Principal Market, or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 23 hereof. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Bond to be duly executed as of the Issuance Date set out above.

THE COMMON SEAL OF ChipMOS TECHNOLOGIES (Bermuda) LTD. is hereby affixed in the presence of:

Name:	Name:
Title:	Title:

EXHIBIT I

CHIPMOS TECHNOLOGIES (BERMUDA) LTD.

CONVERSION NOTICE

Reference is made to the 8% Senior Convertible Bond (the “Bond”) issued to the undersigned by ChipMOS TECHNOLOGIES (Bermuda) LTD., (the “Company”) in the principal amount of $            . In accordance with and pursuant to the Bond, the undersigned hereby elects to convert the Conversion Amount (as defined in the Bond) of the Bond indicated below into Common Shares, par value US$0.01 per share (the “Common Shares”), of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of Common Shares to be issued:

Tax ID Number (if applicable):

Please issue the Common Shares into which the Bond is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs Mellon Investor Services, L.L.C. to issue the above indicated number Common Shares in accordance with the Transfer Agent Instructions dated             , 20     from the Company and acknowledged and agreed to by Mellon Investor Services, L.L.C.

CHIPMOS TECHNOLOGIES (BERMUDA) LTD.
By:
Name:
Title: